UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2010

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Sale of Carrier VoIP and Application Solutions Business

On February 24, 2010, Nortel Networks Corporation (NNC) announced that, it, its principal operating subsidiary Nortel Networks Limited (NNL), and certain of its other subsidiaries, including Nortel Networks Inc. and Nortel Networks UK Limited (in administration), will not proceed to auction and will work towards closing the asset sale agreements with GENBAND, Inc. (GENBAND) which were previously announced on December 23, 2009. The agreements provide for the sale of substantially all of the global assets of Nortel’s Carrier VoIP and Application Solutions (CVAS) business for a purchase price of US$282 million, subject to balance sheet and other adjustments currently estimated at approximately US$100 million for a net purchase price of approximately US$182 million.

Under the terms of the agreements, GENBAND’s purchase will include substantially all product platforms, all patents predominantly used, and other IP exclusively used in Nortel’s CVAS business, including softswitching, gateways, SIP applications, and TDM products and services. The agreement will also provide for the transition of substantially all of Nortel’s CVAS customer contracts to GENBAND.

GENBAND has teamed with One Equity Partners (OEP) and other existing shareholders to secure the Nortel CVAS assets.

The sale is subject to court approvals in the U.S. and Canada, which Nortel will seek at a joint hearing on March 3, 2010, and in Israel. Nortel will work diligently with GENBAND to close the sale in the second quarter of 2010, subject to the timing of regulatory approvals.

A significant majority of CVAS employees will have the opportunity to continue employment with GENBAND. This includes those employees assigned to the CVAS business in certain EMEA jurisdictions who will transfer automatically to GENBAND by operation of law. The sale is also subject to certain regulatory approvals, information and consultation with employee representatives and/or employees in certain EMEA jurisdictions, other customary closing conditions and certain post-closing purchase price adjustments. U.S. and Canadian antitrust clearance for the sale has been obtained.

As previously announced, NNC does not expect that its common shareholders or the preferred shareholders of NNL will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ JOHN M. DOOLITTLE
John M. Doolittle Senior Vice-President, Finance and Corporate Services

Dated: February 25, 2010